Exhibit 99.1

Press Release For Immediate Release

Contact:	David A. Brager
President and Chief
Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Fourth Quarter and the Year Ended 2021

•	Net Earnings of $47.7 million, or $0.35 per share for Fourth Quarter
•	2021 Net Earnings of $212.5 million, or $1.56 per share
•	Core loan growth of $235.3 million year-over-year
•	Deposit growth of $1.24 billion or 10.6% year-over-year
•	Completion of the acquisition of Suncrest Bank on January 7, 2022

Ontario, CA, January 26, 2022-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter and the year ended December 31, 2021.

CVB Financial Corp. reported net income of $47.7 million for the quarter ended December 31, 2021, compared with $49.8 million for the third quarter of 2021 and $50.1 million for the quarter ended December 31, 2020. Diluted earnings per share were $0.35 for the fourth quarter, compared to $0.37 for the prior quarter and $0.37 for the same period last year. The fourth quarter of 2021 did not include a recapture of provision for credit losses, compared to $4.0 million of provision recaptured in the third quarter of 2021. The fourth quarter of 2020 did not include a (recapture of) or provision for credit losses. Net income of $47.7 million for the fourth quarter of 2021 produced an annualized return on average equity (“ROAE”) of 9.05%, an annualized return on average tangible common equity (“ROATCE”) of 13.89%, and an annualized return on average assets (“ROAA”) of 1.18%. Our net interest margin, tax equivalent, (“NIM”) was 2.79% for the fourth quarter of 2021, while our efficiency ratio was 41.80%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “The Bank delivered another solid quarter and full year of strong earnings. The 2021 earnings represented the highest earnings in the Company’s history. Since the onset of the COVID-19 pandemic, Citizens Business Bank has maintained its high level of performance and confirmed our position as a safe, sound, and secure financial institution. We were also pleased to complete the acquisition of Suncrest Bank on January 7, 2022 and to welcome Suncrest Bank’s associates, customers and shareholders to Citizens Business Bank. As I look forward to 2022, I believe we remain well positioned to benefit from improving economic conditions and rising interest rates. I want to thank our associates for remaining focused on our customers and our vision, our customers for their loyalty, and our shareholders for their confidence in our Bank.”

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Year Ended December 31,
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020	2019

	(Dollars in thousands, except per share amounts)
Net interest income	$102,395	$103,299	$105,853	$414,550	$416,053	$435,772
Recapture of (provision for) credit losses	-	4,000	-	25,500	(23,500)	(5,000)
Noninterest income	12,385	10,483	12,925	47,385	49,870	59,042
Noninterest expense	(47,980)	(48,099)	(48,276)	(189,787)	(192,903)	(198,740)
Income taxes	(19,104)	(19,930)	(20,446)	(85,127)	(72,361)	(83,247)

Net earnings	$47,696	$49,753	$50,056	$212,521	$177,159	$207,827

Earnings per common share:
Basic	$0.35	$0.37	$0.37	$1.57	$1.30	$1.48
Diluted	$0.35	$0.37	$0.37	$1.56	$1.30	$1.48

NIM	2.79%	2.89%	3.33%	2.97%	3.59%	4.36%
ROAA	1.18%	1.26%	1.42%	1.38%	1.37%	1.84%
ROAE	9.05%	9.49%	9.92%	10.30%	8.90%	10.71%
ROATCE	13.89%	14.62%	15.67%	15.93%	14.25%	17.56%
Efficiency ratio	41.80%	42.27%	40.64%	41.09%	41.40%	40.16%
Noninterest expense to average assets, annualized	1.19%	1.22%	1.37%	1.24%	1.49%	1.76%

Net Interest Income

Net interest income was $102.4 million for the fourth quarter of 2021. This represented a $904,000, or 0.88%, decrease from the third quarter of 2021, and a $3.5 million, or 3.27%, decrease from the fourth quarter of 2020. Total interest income was $103.5 million for the fourth quarter of 2021, which was $1.0 million, or 0.97%, lower than the third quarter of 2021 and $5.1 million, or 4.71%, lower than the same period last year. Total interest income and fees on loans for the fourth quarter of 2021 of $84.7 million decreased $3.7 million, or 4.19%, from the third quarter of 2021, and decreased $11.1 million, or 11.54%, from the fourth quarter of 2020. The decline in interest income and fees on loans was primarily due to lower loan yields resulting from the low interest rate environment. Total investment income of $17.8 million increased $2.8 million, or 18.71%, from the third quarter of 2021 and increased $5.5 million, or 44.82%, from the fourth quarter of 2020. Investment income growth resulted from higher levels of investment securities. Interest expense decreased $112,000 or 8.97%, from the prior quarter and decreased $1.7 million, or 59.30%, compared to the fourth quarter of 2020. The decrease in interest expense resulted from lower cost of funds, which declined to 3 basis points in the fourth quarter of 2021.

Net interest income before (recapture of) provision for credit losses was $414.6 million for the year ended December 31, 2021, compared to $416.1 million in 2020. Interest income declined by $9.7 million, or 2.26%, as interest income and fees on loans declined by $20.8 million, or 5.51%. Partially offsetting the decrease in loan income was growth in income from investments of $10.2 million, or 20.23% and a decline in interest expense of $8.2 million or 57.43%.

Net Interest Margin

Our net interest margin, tax equivalent, was 2.79% for the fourth quarter of 2021, compared to 2.89% for the third quarter of 2021 and 3.33% for the fourth quarter of 2020. The decrease in the net interest margin from the prior quarter was the result of a 10 basis point decrease in earning asset yield, due to a combination of a 14 basis point decline in loan yields and a change in asset mix with loan balances declining to 53.14% of earning assets on average for the fourth quarter of 2021, compared to 54.97% for the third quarter of 2021. Interest and fee income from Paycheck Protection Program (“PPP”) loans was approximately $4.2 million in the fourth quarter of 2021, compared to $7.9 million in the third quarter of 2021. The 54 basis point decline in net interest margin, compared to the fourth quarter of 2020 was primarily the result of a 60 basis point decline in earning asset yield. The decrease in earning asset yield was impacted by a change in asset mix with loan balances declining to 53.14% of earning assets on average for the fourth quarter of 2021, compared to 65.59% for the fourth quarter of 2020, as well as lower loan and investment yields. The decline in interest rates since the start of the pandemic has had a negative impact on loan yields, which, after excluding discount accretion, nonaccrual interest income and the impact from PPP loans (“core loan yield”), declined by 30 basis points compared to the fourth quarter of 2020. Additionally, interest and fee income from PPP loans declined by $6.3 million from $10.5 million in the fourth quarter of 2020. Of the $339.7 million quarter-over-quarter increase in earning assets, $733.4 million represented an increase in average investment securities while average loans declined by $82.7 million. Compared to the fourth quarter of 2020, average investments increased by $2.04 billion, while balances at the Federal Reserve grew on average by $512.1 million. Average loans declined by $513.5 million from the fourth quarter of 2020, which included a $778.6 million decrease in PPP loans on average. Total cost of funds declined to 0.03% for the fourth quarter of 2021 from 0.04% for the third quarter of 2021 and 0.09% for the year ago quarter. Noninterest-bearing deposits grew on average by $334.6 million, or 4.19%, from the third quarter of 2021, while interest-bearing deposits and customer repurchase agreements grew on average by $43.1 million during the fourth quarter of 2021, compared to the third quarter of 2021. Compared to the fourth quarter of 2020, our overall cost of funds decreased by 6 basis points, as average noninterest-bearing deposits grew by $1.39 billion, compared to average growth of $355.0 million in interest-bearing deposits. On average, noninterest-bearing deposits were 63.80% of total deposits during the current quarter.

	Three Months Ended

SELECTED FINANCIAL HIGHLIGHTS	December 31, 2021		September 30, 2021		December 31, 2020

	(Dollars in thousands, except per share amounts)
Yield on average investment securities (TE)	1.52%		1.54%		1.81%
Yield on average loans	4.29%		4.43%		4.56%
Core Loan Yield [1]	4.08%		4.14%		4.38%
Yield on average earning assets (TE)	2.82%		2.92%		3.41%
Cost of funds	0.03%		0.04%		0.09%
Net interest margin (TE)	2.79%		2.89%		3.33%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$4,845,498	32.87%	$4,112,147	28.55%	$2,810,205	22.08%
Interest-earning deposits with other institutions	2,045,124	13.87%	2,356,121	16.36%	1,550,325	12.18%
Loans	7,833,741	53.14%	7,916,443	54.97%	8,347,260	65.59%
Total interest-earning assets	14,742,051		$14,402,399		12,725,478

[1]	Represents yield on average loans excluding the impact of discount accretion, nonaccrual interest income and PPP loans.

Provision for Credit Losses

No recapture of provision for credit losses was recorded in the fourth quarter of 2021, compared to a recapture of $4.0 million of provision for credit losses in the third quarter of 2021. A $25.5 million recapture of provision for credit losses was recorded for the year ended December 31, 2021, resulting from improvements in our economic forecast of certain macroeconomic variables. In comparison, $23.5 million in provision for credit losses was recorded for the year ended December 31, 2020 due to the severe economic forecast at that time as a result of the onset of the COVID-19 pandemic.

Noninterest Income

Noninterest income was $12.4 million for the fourth quarter of 2021, compared with $10.5 million for the third quarter of 2021 and $12.9 million for the fourth quarter of 2020. Trust and investment services income increased by $431,000 in the fourth quarter of 2021, compared to the third quarter of 2021 and grew by $436,000 year-over-year. Swap fee income decreased $167,000 quarter-over-quarter and declined by $876,000 year-over-year. The fourth quarter of 2021 included $890,000 for recovery of an acquired loan charged off prior to a previous acquisition and a $700,000 net gain on the sale of an OREO property. The fourth quarter of 2020 included a $365,000 net gain on the sale of two OREO properties.

For the year ended December 31, 2021, noninterest income was $47.4 million, compared to $49.9 million for 2020. Swap fee income decreased $4.6 million year-over-year, while Trust and investment services income grew by $1.6 million for 2021 when compared to 2020, and service charges on deposit accounts increased by approximately $590,000 year-over-year. Noninterest income for 2021 also included $1.2 million in net gain on the sale of three OREO properties, while 2020 included $1.7 million net gain on the sale of one of our owned buildings and a $365,000 net gain on the sale of two OREO properties.

Noninterest Expense

Noninterest expense for the fourth quarter of 2021 was $48.0 million, compared to $48.1 million for the third quarter of 2021 and $48.3 million for the fourth quarter of 2020. Acquisition expense related to the merger of Suncrest Bank was $153,000 for the fourth quarter of 2021, compared to $809,000 in the third quarter of 2021. As a percentage of average assets, noninterest expense was 1.19% for the fourth quarter of 2021, compared to 1.22% for the third quarter of 2021 and 1.37% for the fourth quarter of 2020. The efficiency ratio for the fourth quarter of 2021 was 41.80%, compared to 42.27% for the third quarter of 2021 and 40.64% for the fourth quarter of 2020.

Noninterest expense of $189.8 million for the year ended December 31, 2021 was $3.1 million lower than the prior year. The year-over-year decrease of $3.1 million included a $1.9 million decrease in salaries and employee benefits, partially due to a $1.1 million in additional bonus expense for “Thank You Awards” paid to all Bank employees during the third quarter of 2020. The year-over-year decrease also included a $1.5 million decrease in professional services expense, a $1.1 million decrease in CDI amortization, a $1.2 million decrease in OREO expense primarily due to a $700,000 write-down of one OREO property in 2020, and a $1.0 million recapture of provision for unfunded loan commitments recorded in 2021 compared to no recapture of provision in 2020. These decreases were partially offset by a $2.3 million increase in regulatory assessment expense compared to the prior year, resulting from the final application of assessment credits provided by the FDIC at the end of the second quarter of 2020. Additionally, there were $962,000 in acquisition related expenses for the year ended December 31, 2021, compared to no merger related expenses for 2020. As a percentage of average assets, noninterest expense was 1.24% for 2021, compared to 1.49% for 2020. The efficiency ratio for the year ended December 31, 2021 was 41.09%, compared to 41.40% for 2020.

Income Taxes

Our effective tax rate for the fourth quarter and the year ended December 31, 2021 was 28.6%, compared with 29.0% for the same periods of 2020, respectively. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $15.88 billion at December 31, 2021. This represented a decrease of $371.9 million, or 1.96%, from total assets of $16.20 billion at September 30, 2021. Interest-earning assets of $14.68 billion at December 31, 2021 decreased $248.4 million, or 1.66%, when compared with $14.93 billion at September 30, 2021. The decrease in interest-earning assets was primarily due to a $759.3 million decrease in interest-earning balance due from the Federal Reserve, partially offset by a $473.9 million increase in investment securities and a $38.2 million increase in total loans.

Total assets at December 31, 2021 increased by $1.46 billion, or 10.16%, from total assets of $14.42 billion at December 31, 2020. Interest-earning assets increased $1.46 billion, or 11.04%, when compared with $13.22 billion at December 31, 2020. The increase in interest-earning assets includes a $2.13 billion increase in investment securities, partially offset by a $461.1 million decrease in total loans and a $193.3 million decrease in interest-earning balances due from the Federal Reserve. The decrease in total loans was due to a $696.4 million decrease in PPP loans with a remaining outstanding balance totaling $186.6 million as of December 31, 2021. Excluding PPP loans, total loans increased by $235.3 million from December 31, 2020.

Investment Securities

Total investment securities were $5.11 billion at December 31, 2021, an increase of $473.9 million, or 10.22%, from $4.64 billion at September 30, 2021 and an increase of $2.13 billion, or 71.61%, from $2.98 billion at December 31, 2020.

At December 31, 2021, investment securities held-to-maturity (“HTM”) totaled $1.93 billion, an increase of $215.0 million, or 12.57%, from September 30, 2021 and a $1.35 billion increase, or 232.85%, from December 31, 2020.

At December 31, 2021, investment securities available-for-sale (“AFS”) totaled $3.18 billion, inclusive of a pre-tax net unrealized loss of $1.3 million. AFS securities increased by $258.9 million, or 8.85%, from $2.93 billion at September 30, 2021 and increased by $785.0 million, or 32.72%, from December 31, 2020.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $4.29 billion or approximately 84% of the total investment securities at December 31, 2021. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, we had $576.9 million of Government Agency securities (HTM) at December 31, 2021, that represent approximately 11% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $240.5 million as of December 31, 2021, or approximately 5% of our total investment portfolio. These securities are located in 28 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Minnesota at 20.91%, Texas at 10.46%, Massachusetts at 10.40%, Ohio at 8.08%, and Connecticut at 5.79%.

Loans

Total loans and leases, at amortized cost, of $7.89 billion at December 31, 2021 increased by $38.2 million, or 0.49%, from September 30, 2021. After adjusting for seasonality and forgiveness of PPP loans, our loans grew by $75.9 million, or approximately 1%, from the end of the third quarter, or 4% annualized. The $38.2 million increase in total loans included increases of $106.6 million in dairy & livestock and agribusiness loans, $55.0 million in commercial real estate loans, $43.1 million in commercial and industrial loans, $9.3 million in SFR mortgage loans, and $2.6 million in other loans, partially offset by decreases of $144.4 million in PPP loans, $18.9 million in SBA loans, and $15.1 million in construction loans. The majority of the year-end growth in dairy & livestock and agribusiness loans was seasonal.

Total loans and leases, at amortized cost, of $7.89 billion at December 31, 2021 decreased by $461.1 million, or 5.52%, from December 31, 2020. The $461.1 million decrease in total loans included decreases of $696.4 million in PPP loans, $29.9 million in SFR mortgage loans, $22.9 million in construction loans, $15.3 million in SBA loans, and $11.3 million in consumer and other loans. Partially offsetting these declines were increases in commercial real estate loans of $288.2 million and $25.1 million in dairy & livestock and agribusiness loans. Our core loans, excluding PPP loans, grew by $235.3 million, or 3.2%, from the end of the fourth quarter of 2020.

Asset Quality

During the fourth quarter of 2021, we experienced credit charge-offs of $375,000 and total recoveries of $30,000, resulting in net charge-offs of $345,000. The allowance for credit losses (“ACL”) totaled $65.0 million at December 31, 2021, compared to $65.4 million at September 30, 2021 and $93.7 million at December 31, 2020. The allowance for credit losses was decreased by $25.5 million in 2021, due to the improved outlook in our forecast of certain macroeconomic variables that were influenced by the economic impact of the pandemic and government stimulus, and by $3.2 million in year-to-date net charge-offs. At December 31, 2021, ACL as a percentage of total loans and leases outstanding was 0.82%. This compares to 0.83% and 1.12% at September 30, 2021 and December 31, 2020, respectively. When PPP loans are excluded, the ACL as a percentage of total loans and leases outstanding was 0.84% at December 31, 2021, compared to 0.87% at September 30, 2021 and 1.25% at December 31, 2020.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, and nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	December 31, 2021	September 30, 2021	December 31, 2020
Nonperforming loans
Commercial real estate	$3,607	$4,073	$7,563
SBA	1,034	1,513	2,273
Commercial and industrial	1,714	2,038	3,129
Dairy & livestock and agribusiness	-	118	785
SFR mortgage	380	399	430
Consumer and other loans	158	305	167

Total	$6,893	$8,446	$14,347

% of Total loans	0.09%	0.11%	0.17%

OREO
Commercial real estate	$-	$-	$1,575
SFR mortgage	-	-	1,817

Total	$-	$-	$3,392

Total nonperforming assets	$6,893	$8,446	$17,739

% of Nonperforming assets to total assets	0.04%	0.05%	0.12%

Past due 30-89 days
Commercial real estate	$438	$-	$-
SBA	979	-	1,965
Commercial and industrial	-	122	1,101
Dairy & livestock and agribusiness	-	1,000	-
SFR mortgage	1,040	-	-

Total	$2,457	$1,122	$3,066

% of Total loans	0.03%	0.01%	0.04%

Classified Loans	$56,102	$49,755	$78,819

Classified loans are loans that are graded “substandard” or worse. Classified loans increased $6.3 million quarter-over-quarter and included a $10.8 million increase in classified commercial real estate loans, partially offset by a $1.7 million decrease in classified commercial and industrial loans and a $2.1 million decrease in classified dairy & livestock and agribusiness loans.

Deposits & Customer Repurchase Agreements

Deposits of $12.98 billion and customer repurchase agreements of $642.4 million totaled $13.62 billion at December 31, 2021. This represented an increase of $29.0 million, or 0.21%, when compared with $13.59 billion at September 30, 2021. Total deposits and customer repurchase agreements increased $1.44 billion, or 11.85% when compared with $12.18 billion at December 31, 2020.

Noninterest-bearing deposits were $8.10 billion at December 31, 2021, a decrease of $206.7 million, or 2.49%, when compared to $8.31 billion at September 30, 2021 and an increase of $648.7 million, or 8.70%, when compared to $7.46 billion at December 31, 2020. At December 31, 2021, noninterest-bearing deposits were 62.45% of total deposits, compared to 64.27% at September 30, 2021 and 63.52% at December 31, 2020.

Capital

The Company’s total equity was $2.08 billion at December 31, 2021. This represented an increase of $73.5 million from total equity of $2.01 billion at December 31, 2020. The increase was primarily due to net earnings of $212.5 million, partially offset by $97.8 million in cash dividends and a $39.3 million decrease in other comprehensive income from the tax effected impact of the decline in market value of available-for-sale securities. During the third quarter of 2021, we repurchased 390,336 shares of common stock for $7.4 million, or an average repurchase price of $18.97. Our tangible book value per share at December 31, 2021 was $10.27.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	December 31, 2021	September 30, 2021	December 31, 2020

Tier 1 leverage capital ratio	4.0%	9.2%	9.2%	9.9%
Common equity Tier 1 capital ratio	7.0%	14.9%	14.9%	14.8%
Tier 1 risk-based capital ratio	8.5%	14.9%	14.9%	15.1%
Total risk-based capital ratio	10.5%	15.6%	15.7%	16.2%

CitizensTrust

As of December 31, 2021 CitizensTrust had approximately $3.45 billion in assets under management and administration, including $2.50 billion in assets under management. Revenues were $3.1 million for the fourth quarter of 2021 and $11.6 million for 2021, compared to $2.7 million and $10.0 million, respectively, for the same periods of 2020. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Merger Update

On January 7, 2022, the Company completed the previously announced merger (the “Merger”) transaction whereby Suncrest Bank (“Suncrest”) merged with and into the Company’s wholly-owned subsidiary Citizens Business Bank (“Citizens”), in accordance with the terms and conditions of that certain Agreement and Plan of Reorganization and Merger (“Merger Agreement”), dated as of July 27, 2021, by and among the Company, Citizens and Suncrest, in a stock and cash transaction valued at approximately $237 million in aggregate, or $18.63 per Suncrest share based on CVB Financial Corp.’s closing stock price of $22.87 on January 7, 2022. Under the terms of the Merger Agreement, the Company issued approximately 8.6 million shares of Company common stock and approximately $39.6 million in aggregate cash consideration, including cash paid out in settlement of outstanding incentive stock option awards at Suncrest.

Suncrest Bank, headquartered in Visalia, California, had approximately $1.4 billion in total assets, $0.8 billion in net loans, $1.2 billion in total deposits and $179.0 million in total equity as of December 31, 2021. Tangible book value per share was $11.16 at December 31, 2021. Suncrest’s seven branch locations and two loan production offices in California’s Central Valley and the Sacramento area opened as Citizens Business Bank locations on January 10, 2022.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County San Diego County, Ventura County, Santa Barbara County, and Central California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PST/10:30 a.m. EST on Thursday, January 27, 2022 to discuss the Company’s fourth quarter and year ended 2021 financial results.

To listen to the conference call, please dial (833) 301-1161, participant passcode 5190385. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through February 3, 2022 at 6:00 a.m. PST/9:00 a.m. EST. To access the replay, please dial (855) 859-2056, participant passcode 5190385.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors in addition to those set forth below could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

Given the ongoing and dynamic nature of the COVID-19 pandemic, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, workforce, operating platform and prospects remain uncertain. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments of securities held by us; possible impairment charges to goodwill; changes in consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, such as the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; our ability to recruit and retain key executives, board members and other employees, and changes in employment laws and regulations; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2020 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this presentation has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this presentation and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2021	September 30, 2021	December 31, 2020
Assets
Cash and due from banks	$90,012	$159,563	$122,305
Interest-earning balances due from Federal Reserve	1,642,536	2,401,800	1,835,855

Total cash and cash equivalents	1,732,548	2,561,363	1,958,160

Interest-earning balances due from depository institutions	25,999	27,260	43,563
Investment securities available-for-sale	3,183,923	2,925,060	2,398,923
Investment securities held-to-maturity	1,925,970	1,710,938	578,626

Total investment securities	5,109,893	4,635,998	2,977,549

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	7,887,713	7,849,520	8,348,808
Allowance for credit losses	(65,019)	(65,364)	(93,692)

Net loans and lease finance receivables	7,822,694	7,784,156	8,255,116

Premises and equipment, net	49,096	49,812	51,144
Bank owned life insurance (BOLI)	251,570	251,781	226,818
Intangibles	25,394	27,286	33,634
Goodwill	663,707	663,707	663,707
Other assets	185,108	182,547	191,935

Total assets	$15,883,697	$16,201,598	$14,419,314

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,104,056	$8,310,709	$7,455,387
Investment checking	655,333	594,347	517,976
Savings and money market	3,889,371	3,680,721	3,361,444
Time deposits	327,682	344,439	401,694

Total deposits	12,976,442	12,930,216	11,736,501
Customer repurchase agreements	642,388	659,579	439,406
Other borrowings	2,281	-	5,000
Junior subordinated debentures	-	-	25,774
Payable for securities purchased	50,340	421,751	60,113
Other liabilities	130,743	126,132	144,530

Total liabilities	13,802,194	14,137,678	12,411,324

Stockholders’ Equity
Stockholders’ equity	2,085,471	2,060,842	1,972,641
Accumulated other comprehensive (loss) income, net of tax	(3,968)	3,078	35,349

Total stockholders’ equity	2,081,503	2,063,920	2,007,990

Total liabilities and stockholders’ equity	$15,883,697	$16,201,598	$14,419,314

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
Assets
Cash and due from banks	$159,086	$156,575	$181,117	$155,926	$161,223
Interest-earning balances due from Federal Reserve	2,018,516	2,328,745	1,506,385	1,922,513	1,065,039

Total cash and cash equivalents	2,177,602	2,485,320	1,687,502	2,078,439	1,226,262

Interest-earning balances due from depository
institutions	26,608	27,376	43,940	30,696	33,775
Investment securities available-for-sale	3,034,487	2,942,255	2,242,017	2,849,905	1,892,074
Investment securities held-to-maturity	1,811,011	1,169,892	568,188	1,208,554	611,946

Total investment securities	4,845,498	4,112,147	2,810,205	4,058,459	2,504,020

Investment in stock of FHLB	17,688	17,688	17,688	17,688	17,688
Loans and lease finance receivables	7,833,741	7,916,443	8,347,260	8,065,877	8,066,483
Allowance for credit losses	(65,304)	(69,309)	(93,799)	(74,871)	(85,362)

Net loans and lease finance receivables	7,768,437	7,847,134	8,253,461	7,991,006	7,981,121

Premises and equipment, net	49,711	50,105	51,501	50,188	52,487
Bank owned life insurance (BOLI)	252,210	251,099	228,753	242,432	226,848
Intangibles	26,216	28,240	34,711	29,328	38,203
Goodwill	663,707	663,707	663,707	663,707	663,707
Other assets	184,258	190,445	193,398	188,578	185,702

Total assets	$16,011,935	$15,673,261	$13,984,866	$15,350,521	$12,929,813

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,326,073	$7,991,462	$6,932,797	$7,817,627	$6,281,989
Interest-bearing	4,723,759	4,704,976	4,368,786	4,625,045	3,976,568

Total deposits	13,049,832	12,696,438	11,301,583	12,442,672	10,258,557
Customer repurchase agreements	660,734	636,393	494,410	610,479	479,956
Other borrowings	81	4	8,181	2,008	5,674
Junior subordinated debentures	-	-	25,774	11,581	25,774
Payable for securities purchased	103,635	151,866	19,162	111,152	44,966
Other liabilities	106,907	108,322	128,116	109,269	123,222

Total liabilities	13,921,189	13,593,023	11,977,226	13,287,161	10,938,149

Stockholders’ Equity
Stockholders’ equity	2,087,716	2,067,072	1,971,726	2,048,876	1,960,459
Accumulated other comprehensive income, net of tax	3,030	13,166	35,914	14,484	31,205

Total stockholders’ equity	2,090,746	2,080,238	2,007,640	2,063,360	1,991,664

Total liabilities and stockholders’ equity	$16,011,935	$15,673,261	$13,984,866	$15,350,521	$12,929,813

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
Interest income:
Loans and leases, including fees	$84,683	$88,390	$95,733	$356,594	$377,402
Investment securities:
Investment securities available-for-sale	9,891	9,813	9,107	38,273	36,052
Investment securities held-to-maturity	7,917	5,188	3,190	22,175	14,223

Total investment income	17,808	15,001	12,297	60,448	50,275
Dividends from FHLB stock	261	258	217	1,019	978
Interest-earning deposits with other institutions	779	898	397	2,569	1,682

Total interest income	103,531	104,547	108,644	420,630	430,337

Interest expense:
Deposits	996	1,113	2,525	5,346	12,602
Borrowings and junior subordinated debentures	140	135	266	734	1,682

Total interest expense	1,136	1,248	2,791	6,080	14,284

Net interest income before (recapture of) provision for credit losses	102,395	103,299	105,853	414,550	416,053
(Recapture of) provision for credit losses	-	(4,000)	-	(25,500)	23,500

Net interest income after (recapture of) provision for credit losses	102,395	107,299	105,853	440,050	392,553

Noninterest income:
Service charges on deposit accounts	4,485	4,513	4,006	17,152	16,561
Trust and investment services	3,112	2,681	2,676	11,571	9,978
Gain on OREO, net	700	-	365	1,177	388
Gain on sale of building, net	-	-	-	-	1,680
Other	4,088	3,289	5,878	17,485	21,263

Total noninterest income	12,385	10,483	12,925	47,385	49,870

Noninterest expense:
Salaries and employee benefits	29,588	29,741	29,142	117,871	119,759
Occupancy and equipment	4,822	5,122	5,479	19,756	20,622
Professional services	1,925	1,626	2,817	7,967	9,460
Computer software expense	3,063	3,020	2,895	11,584	11,302
Marketing and promotion	1,242	857	950	4,623	4,488
Amortization of intangible assets	1,892	2,014	2,170	8,240	9,352
(Recapture of) provision for unfunded loan commitments	-	-	-	(1,000)	-
Acquisition related expenses	153	809	-	962	-
Other	5,295	4,910	4,823	19,784	17,920

Total noninterest expense	47,980	48,099	48,276	189,787	192,903

Earnings before income taxes	66,800	69,683	70,502	297,648	249,520
Income taxes	19,104	19,930	20,446	85,127	72,361

Net earnings	$47,696	$49,753	$50,056	$212,521	$177,159

Basic earnings per common share	$0.35	$0.37	$0.37	$1.57	$1.30

Diluted earnings per common share	$0.35	$0.37	$0.37	$1.56	$1.30

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.72	$0.72

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
Interest income - tax equivalent (TE)	$103,795	$104,812	$108,959	$421,704	$431,691
Interest expense	1,136	1,248	2,791	6,080	14,284

Net interest income - (TE)	$102,659	$103,564	$106,168	$415,624	$417,407

Return on average assets, annualized	1.18%	1.26%	1.42%	1.38%	1.37%
Return on average equity, annualized	9.05%	9.49%	9.92%	10.30%	8.90%
Efficiency ratio [1]	41.80%	42.27%	40.64%	41.09%	41.40%
Noninterest expense to average assets, annualized	1.19%	1.22%	1.37%	1.24%	1.49%
Yield on average loans	4.29%	4.43%	4.56%	4.42%	4.68%
Yield on average earning assets (TE)	2.82%	2.92%	3.41%	3.02%	3.71%
Cost of deposits	0.03%	0.03%	0.09%	0.04%	0.12%
Cost of deposits and customer repurchase agreements	0.03%	0.04%	0.09%	0.05%	0.13%
Cost of funds	0.03%	0.04%	0.09%	0.05%	0.13%
Net interest margin (TE)	2.79%	2.89%	3.33%	2.97%	3.59%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Weighted average shares outstanding
Basic	134,955,690	135,200,249	135,063,751	135,164,972	136,030,613
Diluted	135,183,895	135,383,614	135,281,882	135,381,867	136,206,210
Dividends declared	$24,401	$24,421	$24,413	$97,814	$97,665
Dividend payout ratio [2]	51.16%	49.08%	48.77%	46.03%	55.13%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	135,526,025	135,516,404	135,600,501
Book value per share	$15.36	$15.23	$14.81
Tangible book value per share	$10.27	$10.13	$9.67

	December 31, 2021	September 30, 2021	December 31, 2020
Nonperforming assets:
Nonaccrual loans	$6,893	$8,446	$14,347
Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	-	-
Other real estate owned (OREO), net	-	-	3,392

Total nonperforming assets	$6,893	$8,446	$17,739

Troubled debt restructured performing loans	$5,293	$7,975	$2,159

Percentage of nonperforming assets to total loans outstanding and OREO	0.09%	0.11%	0.21%
Percentage of nonperforming assets to total assets	0.04%	0.05%	0.12%
Allowance for credit losses to nonperforming assets	943.26%	773.90%	528.17%

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
Allowance for credit losses:
Beginning balance	$65,364	$69,342	$93,869	$93,692	$68,660
Impact of adopting ASU 2016-13	-	-	-	-	1,840
Total charge-offs	(375)	(11)	(182)	(3,371)	(666)
Total recoveries on loans previously charged-off	30	33	5	198	358

Net charge-offs	(345)	22	(177)	(3,173)	(308)
(Recapture of) provision for credit losses	-	(4,000)	-	(25,500)	23,500

Allowance for credit losses at end of period	$65,019	$65,364	$93,692	$65,019	$93,692

Net charge-offs to average loans	-0.004%	0.000%	-0.002%	-0.039%	-0.004%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	December 31, 2021		September 30, 2021		December 31, 2020
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$50.9	0.9%	$52.3	0.9%	$75.4	1.4%
Construction	0.8	1.2%	1.1	1.4%	1.9	2.3%
SBA	2.7	0.9%	2.9	1.0%	3.0	1.0%
SBA - PPP	-	-	-	-	-	-
Commercial and industrial	6.7	0.8%	4.9	0.6%	7.1	0.9%
Dairy & livestock and agribusiness	3.0	0.8%	3.2	1.1%	4.0	1.1%
Municipal lease finance receivables	0.1	0.2%	0.1	0.2%	0.1	0.2%
SFR mortgage	0.2	0.1%	0.2	0.1%	0.4	0.1%
Consumer and other loans	0.6	0.8%	0.7	1.0%	1.8	2.1%

Total	$65.0	0.8%	$65.4	0.8%	$93.7	1.1%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2021		2020		2019
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.00	$19.15	$22.01	$14.92	$23.18	$19.94
June 30,	$22.98	$20.50	$22.22	$15.97	$22.22	$20.40
September 30,	$20.86	$18.72	$19.87	$15.57	$22.23	$20.00
December 31,	$21.85	$19.00	$21.34	$16.26	$22.18	$19.83

Quarterly Consolidated Statements of Earnings

	Q4	Q3	Q2	Q1	Q4

	2021	2021	2021	2021	2020
Interest income
Loans and leases, including fees	$84,683	$88,390	$91,726	$91,795	$95,733
Investment securities and other	18,848	16,157	15,302	13,729	12,911

Total interest income	103,531	104,547	107,028	105,524	108,644

Interest expense
Deposits	996	1,113	1,425	1,812	2,525
Other borrowings	140	135	215	244	266

Total interest expense	1,136	1,248	1,640	2,056	2,791

Net interest income before (recapture of) provision for credit losses	102,395	103,299	105,388	103,468	105,853
(Recapture of) provision for credit losses	-	(4,000)	(2,000)	(19,500)	-

Net interest income after (recapture of) provision for credit losses	102,395	107,299	107,388	122,968	105,853

Noninterest income	12,385	10,483	10,836	13,681	12,925
Noninterest expense	47,980	48,099	46,545	47,163	48,276

Earnings before income taxes	66,800	69,683	71,679	89,486	70,502
Income taxes	19,104	19,930	20,500	25,593	20,446

Net earnings	$47,696	$49,753	$51,179	$63,893	$50,056

Effective tax rate	28.60%	28.60%	28.60%	28.60%	29.00%

Basic earnings per common share	$0.35	$0.37	$0.38	$0.47	$0.37
Diluted earnings per common share	$0.35	$0.37	$0.38	$0.47	$0.37

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.18

Cash dividends declared	$24,401	$24,421	$24,497	$24,495	$24,413

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020

Commercial real estate	$5,789,730	$5,734,699	$5,670,696	$5,596,781	$5,501,509
Construction	62,264	77,398	88,280	96,356	85,145
SBA	288,600	307,533	291,778	307,727	303,896
SBA - PPP	186,585	330,960	657,815	897,724	882,986
Commercial and industrial	813,063	769,977	749,117	753,708	812,062
Dairy & livestock and agribusiness	386,219	279,584	257,781	261,088	361,146
Municipal lease finance receivables	45,933	47,305	44,657	42,349	45,547
SFR mortgage	240,654	231,323	237,124	255,400	270,511
Consumer and other loans	74,665	70,741	74,062	81,924	86,006

Gross loans, net of deferred loan fees and discounts	7,887,713	7,849,520	8,071,310	8,293,057	8,348,808
Allowance for credit losses	(65,019)	(65,364)	(69,342)	(71,805)	(93,692)

Net loans	$7,822,694	$7,784,156	$8,001,968	$8,221,252	$8,255,116

Deposit Composition by Type and Customer Repurchase Agreements

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020

Noninterest-bearing	$8,104,056	$8,310,709	$8,065,400	$7,577,839	$7,455,387
Investment checking	655,333	594,347	588,831	567,062	517,976
Savings and money market	3,889,371	3,680,721	3,649,305	3,526,424	3,361,444
Time deposits	327,682	344,439	365,521	407,330	401,694

Total deposits	12,976,442	12,930,216	12,669,057	12,078,655	11,736,501

Customer repurchase agreements	642,388	659,579	578,207	506,346	439,406

Total deposits and customer repurchase agreements	$13,618,830	$13,589,795	$13,247,264	$12,585,001	$12,175,907

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Nonperforming loans:
Commercial real estate	$3,607	$4,073	$4,439	$7,395	$7,563
Construction	-	-	-	-	-
SBA	1,034	1,513	1,382	2,412	2,273
Commercial and industrial	1,714	2,038	1,818	2,967	3,129
Dairy & livestock and agribusiness	-	118	118	259	785
SFR mortgage	380	399	406	424	430
Consumer and other loans	158	305	308	312	167

Total	$6,893	$8,446	$8,471	$13,769	$14,347

% of Total loans	0.09%	0.11%	0.10%	0.17%	0.17%

Past due 30-89 days:
Commercial real estate	$438	$-	$-	$178	$-
Construction	-	-	-	-	-
SBA	979	-	-	258	1,965
Commercial and industrial	-	122	415	952	1,101
Dairy & livestock and agribusiness	-	1,000	-	-	-
SFR mortgage	1,040	-	-	266	-
Consumer and other loans	-	-	-	21	-

Total	$2,457	$1,122	$415	$1,675	$3,066

% of Total loans	0.03%	0.01%	0.01%	0.02%	0.04%

OREO:
Commercial real estate	$-	$-	$-	$1,575	$1,575
SBA	-	-	-	-	-
SFR mortgage	-	-	-	-	1,817

Total	$-	$-	$-	$1,575	$3,392

Total nonperforming, past due, and OREO	$9,350	$9,568	$8,886	$17,019	$20,805

% of Total loans	0.12%	0.12%	0.11%	0.21%	0.25%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	December 31, 2021	September 30, 2021	December 31, 2020

Tier 1 leverage capital ratio	4.0%	9.2%	9.2%	9.9%
Common equity Tier 1 capital ratio	7.0%	14.9%	14.9%	14.8%
Tier 1 risk-based capital ratio	8.5%	14.9%	14.9%	15.1%
Total risk-based capital ratio	10.5%	15.6%	15.7%	16.2%

Tangible common equity ratio		9.2%	8.9%	9.6%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2021, September 30, 2021 and December 31, 2020.

	December 31, 2021	September 30, 2021	December 31, 2020

	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,081,503	$2,063,920	$2,007,990
Less: Goodwill	(663,707)	(663,707)	(663,707)
Less: Intangible assets	(25,394)	(27,286)	(33,634)

Tangible book value	$1,392,402	$1,372,927	$1,310,649
Common shares issued and outstanding	135,526,025	135,516,404	135,600,501

Tangible book value per share	$10.27	$10.13	$9.67

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020

	(Dollars in thousands)

Net Income	$47,696	$49,753	$50,056	$212,521	$177,159
Add: Amortization of intangible assets	1,892	2,014	2,170	8,240	9,352
Less: Tax effect of amortization of intangible assets [1]	(559)	(595)	(642)	(2,436)	(2,765)

Tangible net income	$49,029	$51,172	$51,584	$218,325	$183,746

Average stockholders’ equity	$2,090,746	$2,080,238	$2,007,640	$2,063,360	$1,991,664
Less: Average goodwill	(663,707)	(663,707)	(663,707)	(663,707)	(663,707)
Less: Average intangible assets	(26,216)	(28,240)	(34,711)	(29,328)	(38,203)

Average tangible common equity	$1,400,823	$1,388,291	$1,309,222	$1,370,325	$1,289,754

Return on average equity, annualized	9.05%	9.49%	9.92%	10.30%	8.90%
Return on average tangible common equity, annualized	13.89%	14.62%	15.67%	15.93%	14.25%

[1] Tax effected at respective statutory rates.